EXHIBIT 4(B)

PARTICIPATION AGREEMENT

AMENDED AND RESTATED PARTICIPATION AGREEMENT

This Agreement dated this 30th day of December, 2005.

Between:

CHALLENGER ENERGY CORP., a corporation incorporated under the laws of Alberta, Canada (hereinafter “CNE”)

- and –

CANADIAN SUPERIOR ENERGY INC., a corporation incorporated under the laws of Alberta, Canada and having an office in the City of Calgary (hereinafter “Canadian Superior”)

WHEREAS each Party recognizes the abilities and expertise that the other Party possesses with respect to the exploration and development of oil and gas properties;

AND WHEREAS each Party wishes to secure the benefits of the abilities and expertise offered by the other Party and to apply such benefits collectively to the Project;

AND WHEREAS CNE has agreed to participate with Canadian Superior in the Mariner Test Well as defined in a Farmout and Option Agreement between the Parties and dated November 17, 2004 as amended and restated as of the date hereof (“Mariner Farmout”);

AND WHEREAS in furtherance of the foregoing mutually beneficial opportunities, Canadian Superior has entered into a Production Sharing Contract with respect to the Lands;

AND WHEREAS, in consideration of the terms and provisions of the Rights Issuance the Parties have agreed to amend, restate and extend the provisions of the Participation Agreement dated November 17, 2004 made between them in respect of the joint participation by them in the acquisition, exploration and development of the Lands (the “Prior Agreement”);

AND WHEREAS the Parties wish to confirm the terms of the Parties’ agreement and more formally provide for the respective rights, obligations and benefits of each of them in connection with the acquisition, exploration and development of the Lands;

NOW THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the Parties hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1                                                                               Definitions

Capitalized words and phrases used in this Agreement, including in the recitals hereto, have the meaning set forth in this Section 1.1, namely:

(a)                                  “Affiliate” means a subsidiary company, a parent company, or a sister company of or to a Party hereto. For the purposes of this definition:

(i)                                     a parent company is a company that controls or ultimately controls a Party hereto;

(ii)           a sister company is a company that is controlled by or ultimately controlled by the same parent company as a Party hereto;

(iii)          a subsidiary company is a company controlled by a Party hereto, a parent company or a sister company; and

(iv)          “control” means that a company owns at least 50% of share capital (either directly or through other companies which confers upon it a majority of the votes at the shareholders’ meetings) of a company which is controlled or which has a common majority shareholder.

(b)                                 “Agreement” means the main body of this agreement together with all Schedules and attachments hereto, as amended from time to time;

(c)                                  “AMI Interests” means any right or interest in and/or to any Petroleum Substances related to the Area of Mutual Interest;

(d)                                 “Area of Mutual Interest” means all lands within the area designated as such on Schedule “C” attached hereto;

(e)                                  “Block 5(c)” means that area of land located offshore Trinidad and designated as “Block 5(c) in the Competitive Bidding Order;

(f)                                    “Business Day” means any day other than a Saturday, Sunday or statutory holiday in Calgary, Alberta, Canada;

(g)                                 “Commitment” has the meaning ascribed to it in Section 3.1;

(h)                                 “Competitive Bidding Order” means the Petroleum Regulations (Competitive Bidding) Order, 2003 made by the Minister of the Ministry;

(i)                                     “Effective Date” means the 17th day of November 2004;

(j)                                     “Existing Data Package” means the seismic data, well information, reports, studies and other documentation made available to Canadian Superior from the Ministry prior to submitting a bid on Block 5(c) at the Competitive Bidding Order;

(k)                                  “Joint Operating Agreement” means the 2002 Model Form International Operating Agreement distributed by the Association of International Petroleum Negotiators (“AIPN”) along with the 2004 AIPN Model Form International Accounting Procedure (“Accounting Procedure”), as amended, copies of which are attached and marked as Schedule “B” hereto with specific agreed upon elections indicated in the documents;

(l)                                     “Lands” means Block 5 (c) and the right to produce Petroleum Substances therefrom;

(m)                               “Ministry” means the Ministry of Energy and Energy Industries of Trinidad;

(n)                                 “Operator” shall have the meaning ascribed to it in the Joint Operating Agreement;

(o)                                 “Party” means a party bound by this Agreement;

(p)                                 “Person” means a natural person, corporation, company, partnership, trust, unincorporated association, sole proprietorship, union, government or governmental department, ministry, board, commission or agency;

(q)                                 “Petroleum Substances” means petroleum, natural gas, natural gas liquids, condensate and every other mineral or substance, or any of them, in which an interest in or right to explore for is granted or acquired under the Title Documents;

(r)                                    “Project” means the joint acquisition, exploration and development of Block 5(c);

(s)                                  “Production Sharing Contract” means that agreement between the President of Trinidad, the Minister of the Ministry and Canadian Superior for the Lands, a copy of which is attached as Schedule “A” hereto, all schedules attached thereto and any agreement entered into between the aforementioned parties concerning the Lands, and if applicable, any documents replacing and/or amending the said agreement;

(t)                                    “Regulations” means all laws, statutes, regulations, accords, instruments, agreements, orders or documents of a regulatory nature issued, made or granted by a Regulatory Authority from time to time;

(u)                                 “Regulatory Authority” means a government, or a government department, agency or other authority including courts, tribunals, boards or panels having apparent or actual jurisdiction over the Parties, the Lands, the Title Documents, and the Production Sharing Contract or otherwise in relation to the subject matter hereof, including without limitation the Ministry;

(v)                                 “Rights Issuance” means the proposed issuance by CNE to Canadian Superior (and, subsequently, to Canadian Superior’s shareholders) (to occur immediately following the completion by CNE of a registration statement with the Securities and Exchange Commission, but in any event, no later than December 31, 2006) of the right to acquire common shares in the share capital of CNE, either by way of right, warrant or convertible preferred share, or such other matter of convertible security of CNE as mutually agreed to between Canadian Superior and CNE, acting reasonably, such rights to be distributed by Canadian Superior to its shareholders by way of an in specie dividend and/or distribution, subject to requisite regulatory approvals, as applicable, and subject to compliance with all requisite securities laws;

(w)                               “Third Party” means a Person other than a Party;

(x)                                   “Title Documents” means any and all documents of title, including but not limited to the Production Sharing Contract under and by virtue of which the holder thereof is entitled to explore for, win, take, remove, or sell Petroleum Substances produced from the Lands, and any and all renewals, extensions or continuations thereof, or further documents of title issued pursuant to, subsequent to, or in substitution therefore in whole or in part, from time to time;

(y)                                 “Trinidad” means the Republic of Trinidad and Tobago;

(z)                                   “Working Interest” means with respect to each Party, the following undivided interest of such Party in the rights and obligations derived from the Production Sharing Contract and shall be:

CNE	25%

Canadian Superior	75%

(aa)                            “Work Programme” shall have the meaning ascribed to it in the Production Sharing Contract;

1.2                                                                               Interpretation

In this Agreement, unless the contrary intention appears from the context or express provisions of this Agreement:

(a)                                  the inclusion of headings and a table of contents are for convenience of reference only and are not to be considered or taken into account in construing the provisions of this Agreement or to in any way qualify, modify or explain the effect of any such provisions;

(b)                                 references to an Article. Section or Schedule are references to an Article. Section or Schedule, as the case may be, in this Agreement;

(c)                                  words importing the singular shall include the plural and vice versa and words importing a particular gender shall include all genders;

(d)                                 with the exception of the amount set out in clauses 4.1(a) and 4.1(b)(ii), all monetary amounts are expressed in lawful currency of the Canada;

(e)                                  where a period of time is specified, dated or calculated from a date or event, the period shall be calculated excluding such date or the date on which such event occurs, as the case may be;

(f)                                    time shall be of the essence; and

(g)                                 where a term is defined in this Agreement, a derivative of that term shall have a corresponding meaning unless the context otherwise requires.

1.3                                                                               Business Day

If, pursuant to this Agreement, a Notice must be given or an action taken within a specified period or on or before a specified date and such period ends on, or such date falls on, a day that is not a Business Day, such Notice may be given or such action may be taken on the next succeeding Business Day.

1.4                                                                               Governing Law

Regardless of where executed or delivered, this Agreement and the rights and obligations of the Parties hereunder shall be governed by, and construed and interpreted in accordance with the laws of Alberta, Canada.

1.5                                                                               Conflicts

If there is a conflict or inconsistency between any provision of the main body of this Agreement and any of the Schedules, the provision contained in the main body of this Agreement shall govern and prevail to the extent of the conflict or inconsistency.

1.6                                                                               Schedules

The following Schedules are attached to and form part of this Agreement:

Schedule “A”	Production Sharing Contract
Schedule “B”	Joint Operating Agreement
Schedule “C”	Area of Mutual Interest

ARTICLE 2
PARTICIPATION

2.1                                                                               Grant of Participation Rights

The Parties acknowledge that CNE has agreed to participate with Canadian Superior in certain operations described in the Mariner Farmout. In consideration of entering into the Mariner Farmout, the premises hereof and the payment of $1.00 by CNE to Canadian Superior, the receipt of which is hereby acknowledged, Canadian Superior hereby grants to CNE the participation rights described in Section 4 of this Agreement.

2.2                                                                               Agreement to Participate

CNE hereby acknowledges that Canadian Superior has fulfilled the Commitment set out in clause 3.1 of the Prior Agreement and agrees to participate with Canadian Superior in the acquisition, exploration and development of the Lands and the Project, in accordance with the provisions hereof.

2.3                                                                               Rights Issuance

Canadian Superior agrees that it shall cooperate fully with CNE in all matters relating to the Rights Issuance and that it will take such steps as are required to give effect to it in as timely a manner as possible.

2.4                                                                               Interest Held in Trust

(a)                                  Canadian Superior agrees that Canadian Superior holds and stands possessed, and will continue to hold and stand possessed of the interest of CNE in and to the Production Sharing Contract, the Lands, and the Title Documents and Canadian Superior shall hold such interests in trust for and on behalf of CNE.

(b)                                 Canadian Superior covenants and agrees that it will not sell, assign, transfer, convey, encumber or surrender the Production Sharing Contract, the Lands, and the Title Documents insofar as same affects or relates to the interests held in trust hereunder for CNE, except upon the written instructions of CNE.

ARTICLE 3
DELIVERY OF INFORMATION

3.1                                                                               Delivery of Existing Data Package to CNE

Provided that CNE has complied with the provisions of clause 4.1(a) hereof:

(a)                                  As soon as is reasonably practical following such compliance by CNE. Canadian Superior shall, at Canadian Superior’s expense, deliver to CNE a copy of: i) the Existing Data Package, ii) geological and geophysical mapping of the Lands, iii) interpreted seismic sections covering the Land, iv) a complete copy of the bid and any revisions of the bid submitted to the Ministry on

Block 5(c). and v) a copy of information, documents and all other data generated by Canadian Superior respecting the Lands; and

(b)                                 Canadian Superior shall deliver copies of all data and documents acquired or produced by or on behalf of Canadian Superior in fulfilling the Commitment and copies of all Regulatory fillings made in respect of same to CNE or the nominee of CNE immediately upon Canadian Superior’s receipt of such data and documents.

ARTICLE 4
WORK PROGRAMME PARTICIPATION

4.1                                                                               CNE Initial Commitment

(a)                                  on or before April 1, 2006 CNE shall pay to Canadian Superior the sum of Two Million Five Hundred Thousand (US$2,500,000.00) Dollars US to be credited to CNE’s one third share of the costs incurred to date by Canadian Superior in respect of the Production Sharing Contract;

(b)                                 on the earlier of;

(i)                                     April 30, 2006; or

(ii)                                  within 14 business days of CNE having successfully raised a minimum of Twelve Million (US $12,000,000.00) Dollars US by way of the Rights Issuance

CNE shall pay to Canadian Superior the balance of CNE’s one-third share of the costs incurred by Canadian Superior to that date in respect of the Production Sharing Contract;

(c)                                  CNE shall, not less than 10 business days prior to the scheduled spud date of the first Exploration Well to be drilled pursuant to the Work Programme (as defined in the Production Sharing Contract), pay to Canadian Superior one third of the anticipated dry hole costs of such first Exploration Well, provided that if drilling operations arc not commenced within 30 days of such payment, such monies shall be returned to CNE forthwith. For greater clarity, the Parties acknowledge that in calculating such anticipated dry hole costs, no amounts in respect of anticipated testing or completing costs of such well shall be included; and

(d)                                 CNE further commits to participate for one third of the balance of the costs directly attributable to the Work Programme and the second and third Exploration Wells drilled pursuant thereto.

(e)                                  During the course of the Work Programme Canadian Superior shall consult on a regular basis (no less often than monthly) with CNE concerning progress and fulfillment of the Work Programme and Canadian Superior’s activities as Operator in respect thereof.

4.2                                                                               Default/Early Termination

(a)                                  In the event that CNE fails to pay when due the amounts required pursuant to clause 4.2(c) above, this Agreement shall terminate without further notice, and CNE shall have forfeited its right to participate in the Project or to earn any interest hereunder.

(b)                                 In all other respects, should CNE fail to pay within 30 days any other amounts payable by it pursuant to this Article 4 during the Work Programme, Canadian Superior shall be entitled to give notice of such default (the “Default Notice”) to CNE. Should CNE fail to remedy such default within 30 days of the date the Default Notice is issued, the provisions of Article 8 of the Joint Operating Agreement shall apply.

4.3                                                                               Ongoing Participation

In the event that CNE has complied with the provisions of clause 4.1 hereof, upon completion of the Work Programme:

(a)                                  all rights, duties, obligations, elections and privileges to which Canadian Superior is entitled under the Production Sharing Contract shall be shared and may be separately exercised by each Party as to their Working Interest;

(b)                                 the Parties agree that Canadian Superior shall be Operator and shall represent CNE under the Production Sharing Contract until CNE is formally recognized by the Ministry; and

(c)                                  all benefits and obligations arising from any and all operations conducted by the Parties on or in respect of the Lands, including without limitation all revenues from sales of Petroleum Substances produced therefrom and all costs and expenses (including without limitation the Crown Royalty and all applicable operating expenses) associated therewith, shall be shared by the Parties on the basis of their Working Interest, and shall be governed by and conducted in accordance with the Joint Operating Agreement. Notwithstanding the generality of the foregoing, to the extent that the parties are entitled to apply the Cost Recovery provisions of Article 18 of the Production Sharing Contract to the costs of the Project, such recovered costs shall be for the account of, and be credited to, the parties in the same proportions that such costs were originally borne by them.

ARTICLE 5
TITLE AND OPERATIONAL MATTERS

5.1                                                                               Transfer and Registration of Earned Interests

(a)                                  Canadian Superior agrees to use its best efforts to transfer and convey to CNE the interests CNE is entitled to hereunder and shall use documentation in form and content acceptable to CNE to complete such task, and Canadian Superior shall execute, deliver and register as required under the Regulations or otherwise by a Regulatory Authority, all assignments, transfers and other documents as may be necessary to fully and properly transfer and convey such interests to CNE, when requested to do so in writing by CNE, the cost of which shall be borne equally by the parties.

(b)                                 Provided that CNE has earned its Working Interest, upon receipt of a Notice from CNE, Canadian Superior agrees to use its best efforts to have CNE recognized as a party to the Production Sharing Contract, and any costs relating thereto shall be borne equally by the parties.

5.2                                                                               Joint Operating Agreement and Appointment of Operator

The Parties hereby appoint Canadian Superior as Operator under and for the purposes of the Joint Operating Agreement. Canadian Superior shall properly perform and discharge its duties and obligations as Operator in accordance with the terms of this Agreement, the Production Sharing Contract and good offshore oilfield practices. In addition to the applicability of Article 8 of the Joint Operating Agreement pursuant to clause 4.2(b) hereof, the following provisions of the Joint Operating Agreement and the Accounting Procedure are hereby incorporated and shall be applicable to Article 4 hereof, the Work Program and all costs incurred and operations conducted pursuant thereto:

a)                                      Joint Operating Agreement

Article 1	Definitions (to the extent required for interpretation of the relevant provisions of the Joint Operating Agreement incorporated herein

Clause 4.4	Information Supplied by Operator

Clause 6.7	Authorization for Expenditure Procedure

Article 15	Venture Information – Confidentiality – Intellectual Property

Article 16	Force Majcure

b)                                     Accounting Procedure

All provisions

5.3                                                                               Access to Pipelines

In consideration of CNE paying to Canadian Superior its proportionate share of all costs and expenses related thereto, Canadian Superior shall provide to CNE access, on the same basis and terms as Canadian Superior, to any pipelines as may be necessary to transport all Petroleum Substances produced from the Lands to any applicable sales point(s) for such Petroleum Substances.

5.4                                                                               Marketing of Petroleum Substances

Canadian Superior shall provide to CNE access, on the same basis and terms as Canadian Superior, to any marketing arrangements for Petroleum Substances produced from the Lands.

ARTICLE 6
ENCUMBRANCES

6.1                                                                               No Encumbrances

At all times while this Agreement remains in force, neither Party shall do or cause to be done any act, or make or cause to be made any act or omission, whereby the Title Documents or any of them become encumbered in such a way as to adversely affect the Title Documents or any of them or to make them or the Lands subject to termination or forfeiture in any respect, except as may be expressly provided for in the Production Sharing Contract.

ARTICLE 7
LIABILITY AND INDEMNITY

7.1                                                                               Canadian Superior’s Responsibility

Canadian Superior will:

(a)                                  be liable to CNE for all losses, costs, damages and expenses whatsoever (whether contractual or otherwise), excepting consequential damages, that CNE may suffer, sustain, pay or incur and in addition

(b)                                 indemnify and hold harmless CNE against all actions, causes of action, proceedings, claims, demands, losses, costs, damages and expenses whatsoever that may be brought against or suffered by CNE, or that it may sustain, pay or incur;

insofar as they are, in respect of operations or activities conducted by Canadian Superior or on behalf of Canadian Superior hereunder, a result of: the gross negligence or wilful or wanton misconduct of Canadian Superior, its employees, agents or contractors. However, this obligation will not apply to the extent that the particular act or omission was done or omitted to be done in accordance with CNE’s instructions or concurrence. Costs in this Article will include legal costs on a solicitor-client basis.

7.2                                                                               CNE’s Responsibility

CNE will:

(a)                                  be liable to Canadian Superior for all losses, costs, damages and expenses whatsoever (whether contractual or otherwise), excepting consequential damages, that Canadian Superior may suffer, sustain, pay or incur; and, in addition

(b)                                 indemnify and hold harmless Canadian Superior and its directors, officers, agents, consultants, and employees against all actions, causes of action, proceedings, claims, demands, losses, costs, damages and expenses whatsoever that may be brought against or suffered by Canadian Superior, its directors, officers, agents, consultants, and employees or that they may sustain, pay or incur;

insofar as they are, in respect of operations or activities conducted by CNE or on behalf of CNE hereunder, a result of: the gross negligence or wilful or wanton misconduct of CNE, its employees, agents or contractors. However, this obligation will not apply to the extent that the particular act or omission was done or omitted to be done in accordance with Canadian Superior’s instructions or concurrence. Costs in this Article will include legal costs on a solicitor-client basis.

ARTICLE 8
NOTICES

8.1                                                                               Notice

All demands, notices or other communications (in each case a “Notice”) to be given in connection with this Agreement shall be in writing and shall be sufficiently given or made if:

(a)                                  delivered to the intended recipient personally or by courier during normal business hours on a Business Day at the intended recipient’s address as set forth below; or

(b)                                 sent by facsimile transmission or sent to the intended recipient by other means of recorded electronic communication:

Canadian Superior Energy Inc.:	Suite 3300, 400 – 3rd Avenue SW Calgary, Alberta T2P 4H2

	Attention:	President
	Fax No.:	(403) 216-2374

Challenger Energy Corp.	Suite 3300, 400 - 3rd Avenue SW Calgary, Alberta T2P 4112

	Attention:	President
	Fax No.:	(403) 216-2374

8.2                                                                               Deemed Delivery

Any Notice given or made in the manner set forth in Section 8.1 shall be deemed to have been given or made and to have been received on the day of its delivery or transmission, as the case may be, if such day is a Business Day and such Notice is received prior to 2:00 p.m., Calgary time, and, if not, on the first Business Day thereafter.

8.3                                                                               Change of Address

A Party may change its address or telecopier number by Notice to the other Party given in accordance with Section 8.1.

ARTICLE 9
AREA OF MUTUAL INTEREST

9.1                                                                               Creation of Area of Mutual Interest

The Parties hereby establish the Area of Mutual Interest. Except in accordance with the terms of this Agreement, a Party shall not acquire any rights, directly or indirectly, in any exploration licences, wells, or other petroleum and or natural gas interests in the “Area of Mutual Interest” or the “AMI”) at any time for a period commencing on the Effective Date and ending 120 days after the rig release date of the last well drilled pursuant to the Work Programme (the “AMI Period”). For the purposes hereof each Party shall be deemed to have acquired any AMI Interests acquired by its Affiliates, and shall at all times be required to comply with all obligations provided for hereunder as if those AMI Interests constituted property of that Party.

9.2                                                                               Acquisition of lnterests within AMI

(a)                                  If a Party (the “Acquiring Party”) acquires an AMI Interest during the AMI Period, that Party shall, within ten (10) days of acquiring such interest, notify in writing (the “AMI Notice”) the other Party (the “Non-Acquiring Party”) and offer to the other Party their Working Interest percent of the AMI Interest acquired by the Acquiring Party, on the same terms and conditions as apply to the Acquiring Party under the applicable licence, agreement or arrangement. The Non-Acquiring Party shall have thirty (30) days from receipt of such AMI Notice to accept or decline to exercise its option to acquire such interest from the Acquiring Party. To be considered a valid AMI Notice, the AMI Notice shall contain such sufficient information and detail of the terms and conditions of the acquisition of the AMI Interest by the Acquiring Party such that the Non- Acquiring Party may reasonably assess the acquisition opportunity.

(b)                                 If the consideration stipulated in the licence, agreement or arrangement referred to in Section 9.2(a) of this Agreement cannot be matched in kind by the other Party, or involves an allocation of cash value to the applicable AMI Interest where it forms a portion only of the assets subject to the applicable transaction, the Acquiring Party shall, in its AMI Notice issued to the Non-Acquiring Party, set out its bona-fide estimate of the cash equivalent of such consideration, and acceptance of the offer and payment of the relevant portion of that cash consideration shall constitute a valid acceptance and satisfaction of the Non-Acquiring Party’s obligations in acquiring the share of the relevant interest.

(c)                                  AMI Interests which are acquired by a Party, in compliance with the terms hereof, with or from a Third Party shall be governed by and subject to any agreement, that may be entered into between them with respect to those AMI Interests separate and apart from this Agreement.

ARTICLE 10
COVENANTS

10.1                                                                        Covenants

The Parties will use their reasonable commercial efforts to proceed with the Rights Issuance contemplated pursuant to this Agreement.

ARTICLE 11
MISCELLANEOUS

11.1                                                                        Amendments

All amendments to this Agreement shall he made in a written instrument signed by both Parties.

11.2                                                                        Waiver in Writing

No waiver of any provision, or the breach of any provision, of this Agreement shall be effective unless contained in a written instrument signed by the Party granting the waiver. Such waiver shall affect only the matter specifically identified in the instrument granting the waiver and shall not extend to any other matter, provision or breach.

11.3                                                                        Delay Not Waiver

The failure of a Party to give Notice to any other Party or to take any other steps in exercising any right, or in respect of the breach or nonfulfillment of any provision of this Agreement, shall not operate as a waiver of that right, breach or provision nor shall any single or partial exercise of any right preclude any other or future exercise of that right or the exercise of any other right, whether in law or in equity or otherwise.

11.4                                                                        Acceptance of Payment Not Waiver

Acceptance of payment by a Party after the breach or nonfulfillment of any provision of this Agreement by another Party shall not constitute a waiver of the provisions of this Agreement, other than any breach cured by such payment.

11.5                                                                        Primacy of Participation Agreement

In the event of a conflict between the provisions of this Agreement, the Production Sharing Contract and the Joint Operating Agreement, the provisions of this Agreement shall prevail. In the event of a conflict between the provisions of the Production Sharing Contract and the Joint Operating Agreement, the provisions of the Production Sharing Contract shall prevail

11.6                                                                        Entire Agreement

This Agreement constitutes the entire agreement of the Parties in respect of the subject matter hereof and supersedes all prior oral or written agreements and understandings of the Parties.

11.7                                                                        Further Assurances

Each Party shall do all such things and execute and deliver all such further instruments as the other Parties may reasonably request to give effect to and implement this Agreement.

11.8                                                                        Assignment

This Agreement may not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably delayed or withheld.

11.9                                                                        Enurement

This Agreement is binding upon and shall enure to the benefit of the Parties hereto and their respective successors and permitted assigns.

11.10                                                                 Counterpart and Facsimile Execution

This Agreement may be executed in counterpart and all counterparts shall together constitute one and the same Agreement. Any copies executed in counterpart may be delivered via facsimile transmission and, if so delivered, shall be considered to be originals for all purposes.

11.11                                                                 Delivery

A Party which has executed this Agreement may deliver it to the other Party by facsimile transmission at its address for such transmissions set out in Section 8, and any copy so delivered shall be deemed an original for all purposes. A Party so delivering this Agreement shall thereafter forthwith deliver to the other Party an original execution page hereof with its original signature located thereon provided, however, that any failure by a Party to so deliver such original execution page shall not affect the validity or enforceabilitv of this Agreement against that Party.

11.12                                                                 Severability

The invalidity or unenforceability of any Section or provision of this Agreement shall not affect the validity or enforceability of any other Section, provision or whole of this Agreement.

10.13                                                                 Authority

Each of the Parties agrees and acknowledges that it has the requisite capacity, power and authority to enter into this Agreement and to lake such further steps as are required to give effect to the provisions hereof.

IN WITNESS WHEREOF the Parties have hereby executed this Agreement as of the year and date first above written.

CHALLENGER ENERGY CORP.

Per:	/s/ Neil MacKenzie

CANADIAN SUPERIOR ENERGY INC.

Per:	/s/ Michael E. Coolen
Michael E. Coolen, Director

/s/ T.J. Harp Dir.
T.J. Harp

[Schedules intentionally deleted]